QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.40

HUNTSMAN CORPORATION
STOCK INCENTIVE PLAN

Restricted Stock Agreement

Grantee:
Date of Grant:
Restricted Stock Grant Number:
Number of Restricted Shares Granted:

        1.    Notice of Grant.    You are hereby granted pursuant to the Huntsman Corporation Stock Incentive Plan (as amended and restated) (the "Plan") the above number of restricted shares of Common Stock ("Restricted Stock") of Huntsman Corporation (the "Company"), subject to the terms and conditions of the Plan and this Agreement.

        2.    Vesting of Restricted Stock.    Subject to the further provisions of this Agreement, the shares of Restricted Stock shall become vested in accordance with the following schedule:

Anniversary of Date of Grant	Cumulative Vested Percentage
1st	33 1/3%
2nd	66 2/3%
3rd	100%

        Dividends and distributions on a share of Restricted Stock ("DERs") shall be held by the Company without interest until the Restricted Stock with respect to which the dividend or distribution was made becomes vested or is forfeited and then paid to you (in cash or in Shares) or forfeited, as the case may be.

        Notwithstanding the above schedule, all shares of Restricted Stock that are not vested on your termination of employment (including without limitation termination on account of death, disability, or retirement), shall be automatically cancelled and forfeited without consideration upon your termination. For purposes of this Agreement, "employment" shall include being an employee or a director of, or a consultant to, the Company or an Affiliate.

        3.    Certificates.    A certificate evidencing the shares of Restricted Stock shall be issued by the Company in your name, pursuant to which, except as provided in this Agreement with respect to DERs, you shall have all of the rights of a shareholder of the Company with respect to the shares of Restricted Stock, including, without limitation, voting rights. The certificate shall contain an appropriate endorsement reflecting the forfeiture restrictions. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the vesting of the shares pursuant to the terms of the Plan and this Agreement. You shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock. Upon vesting and satisfying all applicable tax withholding obligations, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in your name in exchange for the certificate evidencing the shares of Restricted Stock that have vested. In lieu of issuing a certificate, the Company may evidence such shares by book-entry or other appropriate method.

        4.    Nontransferability of Restricted Stock.    You may not sell, transfer, pledge, exchange, hypothecate or dispose of shares of Restricted Stock or DERs in any manner. A breach of these terms of this Agreement shall cause a forfeiture of the shares of Restricted Stock and DERs.

        5.    Withholding of Tax.    To the extent that the grant or vesting of Restricted Stock (or DERs) results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, the Company or the Subsidiary shall withhold (or "net") such number of Shares (or DERs) otherwise payable to you as the Company or the Subsidiary requires to meet its tax withholding obligations under applicable laws. No issuance of an unrestricted share (or DERs) shall be made pursuant to this Agreement until the applicable tax withholding requirements of the Company or the Subsidiary with respect to such event have been satisfied in full.

        6.    Entire Agreement; Governing Law.    The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

        7.    Amendment.    Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document. This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

        8.    General.    You agree that the shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Agreement.

HUNTSMAN CORPORATION

By:

Name:

Title:

EMPLOYEE

[Name]

QuickLinks

  Exhibit 10.40
HUNTSMAN CORPORATION STOCK INCENTIVE PLAN Restricted Stock Agreement